Exhibit 5.1

SPECTRA ENERGY CORP

5400 Westheimer Court

Houston, Texas 77056

February 13, 2009

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Ladies and Gentlemen:

I am Vice President and General Counsel of Spectra Energy Corp, a Delaware corporation (the “Company”), and in such capacity have acted as counsel to the Company in connection with the sale by the Company to the Underwriters (as defined below) of 28,000,000 shares (the “Securities”) of the Company’s Common Stock, par value $0.001per share (the “Common Stock”), including 4,200,000 shares (the “Option Shares”) pursuant to the option (the “Option”) granted to the Underwriters to purchase up to an additional 4,200,000 shares of Common Stock to cover over-allotments. On February 10, 2009, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and UBS Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I am a member of the bar in the State of Massachusetts and my opinions set forth herein are limited to Delaware corporate law and the federal laws of the United States that, in my experience, are normally applicable to transactions of the type contemplated above and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined law on the opinions herein stated. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

In rendering the opinion set forth herein, I or attorneys under my supervision (with whom I have consulted) have examined originals or copies, certified or otherwise identified by my satisfaction, of:

(a) the registration statement on Form S-3 (File No. 333-141982) of the Company and Spectra Energy Capital, LLC, a Delaware limited liability company, filed on April 9, 2007 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 under the Securities Act and the information deemed to be a part of such registration statement as of the date hereof pursuant to rule 430B of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement, as declared effective by the Commission on April 9, 2007 being hereinafter referred to as the “Registration Statement”);

(b) the post-effective amendment to the Registration Statement, dated March 26, 2008;

(c) the prospectus, dated April 9, 2007 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) the preliminary prospectus supplement, dated February 9, 2009, relating to the offering of the Securities filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (together with the Base Prospectus, the “Preliminary Prospectus”);

(e) the prospectus supplement, dated February 10, 2009, relating to the offering of the Securities filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (the “Prospectus Supplement”);

Spectra Energy Corp

February 13, 2009

(f) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof (the “Certificate of Incorporation”);

(g) the Amended and Restated By-Laws of the Company, as currently in effect (the “Bylaws”);

(h) an executed copy of the Purchase Agreement;

(i) the notice by the Underwriters to the Company setting forth the number of Option Shares as to which the Underwriters are exercising pursuant to the Option;

(j) the information set forth on Schedule B to the Purchase Agreement (together with the Preliminary Prospectus, the “General Disclosure Package”); and

(k) certain resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) relating to the preparation of the Registration Statement and the issuance of the Securities.

I or attorneys under my supervision (with whom I have consulted) have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such documents. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding effect on such parties. As to any facts material to this opinion that I or attorneys under my supervision (with whom I have consulted) did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. The Securities have been duly authorized by the Company, and that when issued and delivered by the Company against payment therefore in accordance with the terms of the Purchase Agreement, the Securities will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement through incorporation by reference of a current report on Form 8-K. I also hereby consent to the use of my name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Patrick J. Hester
Patrick J. Hester
Vice President and General Counsel